Exhibit 99.2

OraSure Technologies, Inc.

First Quarter 2021

Analyst-Investor Conference Call

May 5, 2021

Prepared Remarks of Dr. Stephen S. Tang and Roberto Cuca

Please see “Important Information” at the conclusion of the following prepared remarks

Operator Remarks

Good afternoon everyone and welcome to the OraSure Technologies first quarter 2021 financial results conference call and simultaneous webcast. As a reminder, today's conference is being recorded. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press “star” then the number 1 on your telephone keypad.  If you would like to withdraw your question, press the # key. To allow time for as many questions as possible, questioners are asked to limit themselves to only a single question with no more than one follow-up question related to the same topic. Once the follow-up is completed, a questioner can rejoin the queue for further questions.

I would now like to turn the call over to Jeanne Mell, Vice President of Corporate Communications for OraSure. Jeanne?

Jeanne Mell, VP Corporate Communications

Thank you, Operator. With us today are Dr. Stephen Tang, President and Chief Executive Officer, and Mr. Roberto Cuca, Chief Financial Officer. Dr. Tang and Mr. Cuca will begin with opening statements, which will be followed by the question and answer session.

Before I turn the call over to Dr. Tang, you should know that this call may contain certain forward-looking statements, including statements with respect to revenues, expenses, profitability, earnings or loss per share and other financial performance, product development, performance, shipments and markets, business plans, regulatory filings and approvals, expectations and strategies. Actual results could be significantly different. Factors that could affect results are discussed more fully in the Company’s SEC filings, including its registration statements, its Annual Report on Form 10-K for the year ended December 31, 2020, its quarterly reports on Form 10-Q, and its other SEC filings. Although forward-looking statements help to provide complete information about future prospects, listeners should keep in mind that forward-looking statements are based solely on information available to management as of today. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after this call.

With that, I will turn the call over to Dr. Stephen Tang.

Introduction – Stephen Tang, President and Chief Executive Officer

Thank you, Jeanne, and thank you everyone for joining us today. I hope you and your families are safe and well.

I am pleased to report another record quarter for OraSure. Our 85% growth in first quarter net revenues represents the third quarter in a row of year-over-year double-digit revenue growth. Our sample collection devices for COVID-19 molecular testing continue to make a significant contribution to our revenues, and our genomics, microbiome, and domestic HIV diagnostic businesses showed strong performance as well.

We achieved a significant milestone in March when we submitted our COVID-19 rapid antigen test to the US Food and Drug Administration (FDA) for Emergency Use Authorization (EUA), and look forward to bringing both a prescription home test and a professional test for point of care use to market. We are confident in the market potential for our COVID-19 products, as well as the resilience of our non-COVID businesses.

Total net revenues of $58.6 million for the first quarter were driven by strong revenue performance of $43.2 million from the Molecular Solutions Business Unit. We recorded $27.4 million in revenue from our sample collection kits for COVID-19 molecular testing and expect our molecular sample collection kits to continue to meaningfully contribute to our business as testing remains a key strategy to combat the pandemic.

Top of mind for investors is the outlook for COVID-19 testing given the downward trend in testing numbers. Before providing further detail on our activities, I’d like to offer our perspective on the global COVID-19 testing landscape.

Here in the U.S., vaccines are readily available and the number of cases in the U.S. has dropped meaningfully since the start of the year. However, as variants continue to spread, testing will continue to play a crucial part in mitigating the spread of the virus and helping to safely reopen workplaces, schools, and other places where people gather. A recent McKinsey report notes that rapid, accurate testing will play a key role as the transition back to pre-pandemic routines continues.

The emergence of new, more contagious variants of the coronavirus underscores the importance of testing to detect infection even as vaccination campaigns continue. Scientists are particularly concerned about the rising prevalence of variants, which they say could prolong the pandemic. When you factor in vaccine hesitancy, it becomes apparent that achieving herd immunity may take longer than hoped for – or even be elusive. Experts estimate that 70-85% of the population must be vaccinated to stop the spread of COVID-19. Yet, a quarter of Americans say they probably or definitely will not get vaccinated. In some states supply is now higher than demand.

Outside the U.S., however, the vaccine rollout is slower. Bloomberg projects it will take years to achieve significant global herd immunity, while McKinsey notes that herd immunity may look different across the world, with some areas achieving it, others moving in and out of it, and some failing to achieve it due to vaccine hesitancy.

Market research reports forecast a robust testing market with estimates of total global volumes for molecular and antigen tests in the range of two to four billion tests in 2021.

Consequently, we believe the need for convenient, safe and accurate testing will continue alongside vaccination rollouts, and our tests and molecular sample collection kits will be critical to this effort.

OraSure is dedicated to simplifying COVID-19 testing. Our tests and collection kits are all centered on the convenient, pain-free self-collection of samples, making it easier for people to know if they have COVID-19. This simplicity and ease of use can help increase access to testing, alleviate the burden on the healthcare system, minimize exposure risks, and conserve personal protective equipment (PPE).

Our molecular sample collection kits made by our DNA Genotek subsidiary continue to drive performance showing continued sequential quarterly growth.  Demand has been driven by both high-volume repeat orders from existing customers and from new customers engaged in back-to-work and back-to-school testing programs around the world.

As a reminder, our OMNIgene®•ORAL and ORAcollect®•RNA collection devices have received EUAs from the FDA allowing for the unsupervised use of these devices at home or in healthcare settings when used as part of an approved or validated at-home test kit. They are also included in eight EUAs received by DNA Genotek’s customers.

ORAcollect®•RNA saliva collection devices have been used in more than two million COVID-19 tests developed by DNA Genotek customer Quadrant Biosciences in partnership with SUNY Upstate Medical University, up from the one million administered tests SUNY announced in February of 2021. This test has been used extensively by State University of New York campuses since the start of the fall 2020 semester.

Turning to our COVID-19 rapid antigen test, we were delighted to announce in March that we had submitted an EUA application to the FDA for our COVID-19 rapid antigen test for both Prescription Home Use and Professional Use at point of care (POC) settings.  The concurrent submission for both products represented an acceleration of the Prescription Home Test use product and reflects our continued focus on the home testing market.

This easy and intuitive ‘swab, swirl and see’ test detects active COVID-19 infection with no instrumentation, batteries or smartphone needed to read the results. Users simply swab their lower nostrils, swirl the swab in buffer solution and see the result right on the test stick a short time later. It’s that simple.

With just a few steps to follow, we believe our test would be one of the simplest COVID-19 tests on the market. We expect that its simplicity will give users peace of mind that they performed the test correctly and can be confident in the result.

Our rapid antigen tests are well suited for use by individuals at home, as well as health care providers, employers, pharmacies and universities. Because they do not rely on batteries, electricity, cell service or WiFi, our tests could be administered wherever testing is needed, such as in underserved communities where vaccinations are low and COVID incidence is high.

We have begun manufacturing our antigen test as we await Emergency Use Authorization.

We also plan to pursue an over-the-counter indication for our rapid antigen test. Given our experience selling our HIV test over the counter for close to 10 years, we are well suited to capitalize on this opportunity once authorized by the FDA.

Turning to our oral fluid antibody test, we have collected the data requested by the FDA and plan to submit separate EUA applications for the ELISA microplate assay and the OraSure Oral Antibody Collection Device. This lab-based antibody test can aid in identifying individuals with an adaptive immune response to SARS-CoV-2, indicating prior infection.

Our test has the potential to be the first oral fluid antibody test to receive FDA Emergency Use Authorization. To date, all of the FDA authorized antibody tests require a venous blood draw or finger stick. Antibody tests can play a role in community surveillance efforts and seroprevalence studies. We continue to sell this pioneering product for research use only and it has been validated by numerous laboratories.

With this qualitative test, individuals would self-collect an oral fluid sample using the OraSure Oral Antibody Collection Device, under the observation of a healthcare professional. The sample would be placed into a buffer vial for storage and transport, and later dispensed onto the OraSure Sars-CoV-2 ELISA microplate for testing in a laboratory.

Each of OraSure’s accurate, easy-to-administer testing and collection methods, in conjunction with vaccination efforts, can play a key role in identifying COVID-19 cases, isolating the infected, controlling outbreaks and helping the world get back to “normal.”

We are confident in the sustained market potential for our COVID-19 solutions. As the recent surges around the world have shown, COVID-19 is still having a significant impact worldwide.

We are prepared to address this global opportunity. Our molecular collection sample kits are already authorized in Europe and in Canada. We are actively working on the requirements for international regulatory approvals for our rapid antigen test and plan to leverage our existing infrastructure of teams and distributors.

If we capture just a small percentage of the global COVID-19 testing market, it will have a meaningful impact on the company.

With that, I'll turn it over to Roberto for a report on our financials and an update on our COVID-19 manufacturing capacity expansion. Roberto?

Financial Results – Roberto Cuca

Thank you, Steve.

Our first quarter net revenues increased 85% to $58.6 million from the $31.6 million reported in the first quarter of 2020, primarily as a result of strong sales of molecular sample collection kits for COVID-19 testing, higher genomics product sales, and increased sales of our over the counter OraQuick® In-Home HIV test. This was partially offset by lower sales of our HIV and HCV professional products and risk assessment products. Net product and services revenues were $56.6 million, an 83% increase from the first quarter of 2020.

Total product and service revenues for the Company’s molecular business unit were $44.0 million during the first quarter of 2021, an increase of 219% from the first quarter of 2020. This increase included $27.4 million in sales of oral fluid sample collection devices for COVID-19 molecular testing.

Domestic sales of the Company’s OraQuick® HIV tests increased 26% compared to the first quarter of the prior year largely due to higher sales of the over-the-counter OraQuick® In-Home HIV test.  International HIV and HCV revenues declined 42% over the prior year, due to several large distributor orders which occurred in the first quarter of 2020 and variations in timing as compared to 2021 ordering.  Overall, the underlying international growth in HIV and HCV testing is still strong vs. prior year outside of the single-quarter timing impact of these distributor orders.

Gross profit percentage was 65% for the three months ended March 31, 2021 compared to 51% in the same period of 2020 due to an improved product mix of higher gross profit percentage product sales.

Net income for the first quarter of 2021 was $3.8 million, or $0.05 per share on a fully-diluted basis, compared to a net loss of $7.3 million, or $0.12 per share on a fully-diluted basis, for the first quarter of 2020. First quarter 2021 results included a benefit of $806,000 for the change in the estimated fair value of our acquisition-related contingent consideration compared to a charge recorded in the first quarter of 2020 of $1.1 million.  2021 results also reflect the additional product development and sales and marketing costs incurred for our COVID-19 tests as well as increased tax expense associated with the improved results of the Company.

Cash and investments totaled $240.5 million at March 31, 2021.

As we disclosed in our press release, we expect revenues of $55.0 million to $60.0 million in the second quarter of 2021.  We are not providing full year guidance at this time, but will revisit that option as we get greater clarity on the regulatory status of our COVID-19 antigen and antibody tests.

I’ll now turn to our manufacturing capacity expansion efforts for our COVID-19 products, starting with our rapid antigen test. As of the end of the first quarter, all the equipment needed to achieve the previously communicated planned capacity of 55 million units annually is on-site and either installed or in the process of being installed.  More specifically, lines capable of manufacturing 44 million units a year are in place with the remainder to be finished by the end of May.  Plans are on-track to achieve 70 million units annually of installed capacity in the third quarter and 120 million units by the second quarter of 2022 as previously disclosed.  These are annualized numbers of installed capacity and include our existing tests for HIV, HCV and Ebola, and will require some ramp up time for validation and new employee training.

For our oral fluid antibody test, we currently have installed capacity of 10 million units per year, including existing products, as we have previously communicated. We remain on track to expand this capacity to 20 million units a year by the end of 2021.

Capacity expansion for our molecular sample collection kits exceeds our original projections. We are expanding installed capacity of our molecular sample collection devices to a rate of approximately 80 million units annually in the second quarter of 2021, ahead of the 75 million annual units previously communicated, and further to 105 million units annually by the end of 2021. Of this capacity we expect that 7-8 million units annually will go to non-COVID-19 applications.

With that, I will turn the call back over to Steve.

Steve Tang

Thank you, Roberto. I’d now like to provide some brief updates on our non-COVID-19 businesses, which have shown not only resiliency, but in some cases, indications of a return to pre-pandemic levels. In fact, our molecular non-COVID-19 business rebounded beyond first quarter 2020’s pre-COVID levels, signaling that COVID-19 headwinds in the molecular market may be subsiding.

Non-COVID molecular product revenue in the first quarter grew 32% over the prior year. Our total genomics business was up 32% for the quarter, with signals of recovery driven by momentum in the Disease Risk Management, Ancestry and Companion Animal markets. Our academic market for genomics is also showing signs of resilience with 9% growth over prior year quarter.

Our microbiome collection kits business rebounded in the first quarter with a 32% growth over the same quarter a year ago, driven by demand from our commercial customers. We expect our commercial microbiome business will continue to recover as investment continues in the microbiome industry, driving growth potential for both Diversigen services and DNA Genotek kits.

Turning to our Diagnostics Business Unit, overall domestic diagnostics revenue was on par with first quarter 2020, despite COVID-19 headwinds. Sales of our over the counter HIV In-Home test grew by triple digits over the prior year as public health HIV testing programs in the U.S. continue to use our over-the-counter product. For example, the Centers for Disease Control and Prevention (CDC) is distributing our OraQuick In-Home HIV Tests via a partnership with Insignia, Building Healthy Online Communities and Emory University. CDC’s Let’s Stop HIV Together campaign is leading the marketing efforts and sending consumers to a unique website link to order tests. This large-scale and targeted distribution of self-test kits to populations disproportionately impacted by HIV/AIDS will assist CDC in future efforts related to in-home testing strategies and contribute to the Ending the HIV Epidemic (EHE) initiative.

International diagnostics revenue was down from the year prior largely due to unusually large orders from initial program stocking in first quarter 2020 and variable timing associated with re-stocking. The underlying growth in Q1, outside of these stocking orders, is still strong and we expect international diagnostics revenue in the first half of 2021 to show strong growth vs. 2020.

Finally, before we move to the Q&A session, I’d like to share with you a few summarizing thoughts.

Our business is strong and we expect our momentum to continue in a balanced manner. As you’ve seen, our non-COVID revenue is beginning to return to pre-pandemic levels and our COVID-19 related revenue remains robust. We believe the collective contributions from our rapid antigen test and oral fluid antibody test will be substantial subject to receipt of EUAs for these products, and we’re confident we’ll continue to make significant commercial strides with our molecular sample collection kits. Lastly, we will leverage our strong balance sheet, with more than $3 per share in cash, to maximize the COVID-19 tailwinds, fund R&D in our non-COVID businesses, and fuel our business development activities.  For these reasons, we think we are in an excellent position to capitalize on multiple fronts and drive further growth in the coming quarters.

With that, operator, please open the call up for questions.

[Q&A SESSION]

Final Conclusion – Steve Tang

Thank you for participating in today’s call and for your continued interest in OraSure. Have a good afternoon and evening. Stay safe and be well.

Important Information

This document contains certain forward-looking statements, including with respect to expected revenues and earnings/loss per share. Forward-looking statements are not guarantees of future performance or results. Known and unknown factors that could cause actual performance or results to be materially different from those expressed or implied in these statements include, but are not limited to: ability to successfully manage and integrate acquisitions of other companies in a manner that complements or leverages our existing business, or otherwise expands or enhances our portfolio of products and our end-to-end service offerings, and the diversion of management’s attention from our ongoing business and regular business responsibilities to effect such integration; the expected economic benefits of acquisitions (and increased returns for our stockholders), including that the anticipated synergies, revenue enhancement strategies and other benefits from the acquisitions may not be fully realized or may take longer to realize than expected and our actual integration costs may exceed our estimates; impact of increased or different risks arising from the acquisition of companies located in foreign countries; ability to market and sell products, whether through our internal, direct sales force or third parties; impact of significant customer concentration in the genomics business; failure of distributors or other customers to meet purchase forecasts, historic purchase levels or minimum purchase requirements for our products; ability to manufacture products in accordance with applicable specifications, performance standards and quality requirements; ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; ability to effectively resolve warning letters, audit observations and other findings or comments from the U.S. Food and Drug Administration (“FDA”) or other regulators; the impact of the novel coronavirus (“COVID-19”) pandemic on our business and our ability to successfully develop new products, validate the expanded use of existing collection products and commercialize such products for COVID-19 testing; changes in relationships, including disputes or disagreements, with strategic partners or other parties and reliance on strategic partners for the performance of critical activities under collaborative arrangements; ability to meet increased demand for the Company’s products; impact of replacing distributors; inventory levels at distributors and other customers; ability of the Company to achieve its financial and strategic objectives and continue to increase its revenues, including the ability to expand international sales; ability to identify, complete, integrate and realize the full benefits of future acquisitions; impact of competitors, competing products and technology changes; reduction or deferral of public funding available to customers; competition from new or better technology or lower cost products; ability to develop, commercialize and market new products; market acceptance of oral fluid or urine testing, collection or other products; market acceptance and uptake of microbiome informatics, microbial genetics technology and related analytics services; changes in market acceptance of products based on product performance or other factors, including changes in testing guidelines, algorithms or other recommendations by the Centers for Disease Control and Prevention (“CDC”) or other agencies; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical products and components; availability of related products produced by third parties or products required for use of our products; impact of contracting with the U.S. government; impact of negative economic conditions; ability to maintain sustained profitability; ability to utilize net operating loss carry forwards or other deferred tax assets; volatility of the Company’s stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally, including the impact of changes in international funding sources and testing algorithms; adverse movements in foreign currency exchange rates; loss or impairment of sources of capital; ability to attract and retain qualified personnel; exposure to product liability and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; and general political, business and economic conditions. These and other factors that could affect our results are discussed more fully in our Securities and Exchange Commission (“SEC”) filings, including our registration statements, Annual Report on Form 10-K for the year ended December 31, 2020, Quarterly Reports on Form 10-Q, and other filings with the SEC. Although forward-looking statements help to provide information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. Readers are cautioned not to place undue reliance on the forward-looking statements.  The forward-looking statements are made as of the date of this call and we undertake no duty to update these statements.